                             AGREEMENT AND PLAN OF MERGER


                                        AMONG


                               CRA MANAGED CARE, INC.,

                                PAI ACQUISITION CORP.
               (A WHOLLY OWNED SUBSIDIARY OF CRA MANAGED CARE, INC.),

                               PROMPT ASSOCIATES, INC.

                                         AND

                             THE OTHER SIGNATORIES HERETO








                                     DATED AS OF
                                   OCTOBER 28, 1996

                                  TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I
    DEFINITIONS...............................................................1

ARTICLE II
    THE MERGER................................................................6
    2.01.     The Merger......................................................6
              (a)  THE MERGER.................................................6
              (b)  EFFECTIVE TIME.............................................6
    2.02.     SURVIVING CORPORATION...........................................7
              (a)  CERTIFICATE OF INCORPORATION...............................7
              (b)  BYLAWS.....................................................7
              (c)  DIRECTORS AND OFFICERS.....................................7
    2.03.     THE CLOSING.....................................................7
    2.04.     CONVERSION OF COMMON STOCK AND PREFERRED STOCK;
              OPTIONS; TREASURY STOCK.........................................7
              (a)  COMMON STOCK...............................................7
              (b)  PREFERRED STOCK............................................7
              (c)  OPTIONS....................................................7
              (d)  TREASURY STOCK.............................................8
    2.05.     DELIVERIES BY THE COMPANY TO THE BUYER..........................8
    2.06.     DELIVERIES BY CRA TO THE COMPANY................................8
    2.07.     ACTIONS OF THE SURVIVING CORPORATION............................9
              (a)  CERTIFICATE OF MERGER......................................9
              (b)  PAYMENT OF CASH PURCHASE PRICE.............................9
              (c)  ESCROW.....................................................9
              (d)  CANCELLATION OF CERTIFICATES AND OPTION AGREEMENTS.........9
    2.08.     ADJUSTMENT OF CASH PURCHASE PRICE...............................9

ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................11
    3.01.     ORGANIZATION...................................................11
    3.02.     AUTHORIZATION OF TRANSACTION...................................11
    3.03.     NON-CONTRAVENTION..............................................11
    3.04.     OWNERSHIP OF STOCK.............................................12
    3.05.     TITLE TO TANGIBLE ASSETS.......................................12
    3.06.     FINANCIAL STATEMENTS...........................................12
    3.07.     LEGAL COMPLIANCE...............................................12
    3.08.     TAX MATTERS....................................................12
    3.09.     REAL PROPERTY..................................................14
    3.10.     CONTRACTS......................................................14
    3.11.     LITIGATION.....................................................14
    3.12.     EMPLOYEE BENEFITS..............................................15


                                         (i)

    3.13.     INTELLECTUAL PROPERTY..........................................16
    3.14.     SUBSIDIARIES...................................................16
    3.15.     INSURANCE......................................................16
    3.16.     AFFILIATED TRANSACTIONS........................................16
    3.17.     BROKERS' FEES..................................................17
    3.18.     UNDISCLOSED LIABILITIES........................................17
    3.19.     SUBSEQUENT EVENTS..............................................17
    3.20.     DISCLOSURE.....................................................18

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
    AND THE OPTIONHOLDERS....................................................18
    4.01.     ORGANIZATION OF CERTAIN STOCKHOLDERS...........................18
    4.02.     AUTHORIZATION OF TRANSACTION...................................19
    4.03.     NON-CONTRAVENTION..............................................19
    4.04.     OWNERSHIP OF STOCK AND OPTIONS.................................19

ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CRA......................19
    5.01.     ORGANIZATION...................................................19
    5.02.     AUTHORIZATION OF TRANSACTION...................................19
    5.03.     NON-CONTRAVENTION..............................................20
    5.04.     LITIGATION.....................................................20
    5.05.     INVESTMENT.....................................................20
    5.06.     BROKERS' FEES..................................................20

ARTICLE VI
    COVENANTS................................................................20
    6.01.     TAX MATTERS....................................................20
              (a)  TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE..........20
              (b)  TAX PERIODS BEGINNING BEFORE AND ENDING AFTER
              THE CLOSING DATE...............................................21
              (c)  REFUNDS...................................................21
              (d)  COOPERATION ON CERTAIN TAX MATTERS........................22
              (e)  COOPERATION REGARDING GOVERNMENTAL CERTIFICATES...........22
              (f)  COOPERATION REGARDING REPORTING OBLIGATIONS...............22
    6.02.     FURTHER ASSURANCES.............................................22
    6.03.     BOOKS AND RECORDS; PERSONNEL...................................22
    6.04.     WAIVER OF APPRAISAL RIGHTS.....................................23
    6.05.     EMPLOYEE BONUSES...............................................23
    6.06.     ESTIMATED CLOSING DATE WORKING CAPITAL STATEMENT...............23

ARTICLE VII
    INDEMNIFICATION..........................................................23
    7.01.     INDEMNIFICATION BY THE STOCKHOLDERS AND OPTIONHOLDERS..........23
    7.02.     INDEMNIFICATION BY THE BUYER AND CRA...........................24


                                         (ii)

    7.03.     SURVIVAL.......................................................24
    7.04.     LIMITATIONS ON INDEMNITY CLAIMS................................24
    7.05.     NOTICE AND OPPORTUNITY TO DEFEND...............................26

ARTICLE VIII
    STOCKHOLDER REPRESENTATIVE...............................................27

ARTICLE IX
    MISCELLANEOUS............................................................28
    9.01.     NO THIRD-PARTY BENEFICIARIES...................................28
    9.02.     ENTIRE AGREEMENT...............................................28
    9.03.     SUCCESSION AND ASSIGNMENT......................................28
    9.04.     COUNTERPARTS...................................................28
    9.05.     HEADINGS.......................................................28
    9.06.     NOTICES........................................................28
    9.07.     GOVERNING LAW..................................................30
    9.08.     AMENDMENTS AND WAIVERS.........................................30
    9.09.     SEVERABILITY...................................................30
    9.10.     CERTAIN TAXES..................................................30
    9.11.     CONSTRUCTION...................................................31
    9.12.     EXPENSES.......................................................31
    9.13.     GENDER, NUMBER.................................................31


                                        (iii)

EXHIBITS

Exhibit A               --   Allocable Percentages

Exhibit B               --   Selling Percentages

Exhibit 2.01(b)         --   Certificate of Merger


ATTACHMENTS

Disclosure Schedule

(Copies of attachments to this agreement will be furnished by the Company upon request.)

                                         (iv)

                             AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of October 28, 1996 by and among CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), PAI Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of CRA (the "BUYER"), Prompt Associates, Inc., a Delaware corporation (the "COMPANY"), Summit Ventures II, L.P. ("SV-II"), Summit Investors II, L.P. ("SI-II"), James T. Roberto ("ROBERTO"), Michael Thalasinos ("THALASINOS"), Richard Proctor ("PROCTOR" and together with SV-II, SI-II, Roberto and Thalasinos, the "STOCKHOLDERS"), Robert Patterson, John Bonkoske, Renee Flaherty, John Ward, Richard Gabel, Lloyd Roberts, Brad Hansen, Ann Pope, Adele Hansen, Sharon Breon, Pat Wolfe, Vicki Cerva-Mousley, Charlie Ricevuto, Paul Glover and Stephen Coady. Capitalized terms used herein are defined in
Article I of this Agreement.

         WHEREAS, CRA, the Buyer, the Company, the Stockholders and the Optionholders desire that the Buyer merge with and into the Company upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and indemnitees herein contained, the Parties agree as follows:


                                      ARTICLE I
                                     DEFINITIONS

         "ACCOUNTANTS" means any nationally recognized firm of independent certified public accountants, excluding Arthur Andersen and Ernst & Young LLP.

         "ACTUAL CLOSING DATE WORKING CAPITAL STATEMENT" means a statement setting forth the Company's Total Current Assets and Total Current Liabilities as of the Closing Date, which statement shall be prepared in a manner consistent with the preparation of the Company's unaudited balance sheet as of September 30, 1996; PROVIDED, HOWEVER, that the percentage for allowances in respect of chargebacks, bad debts and adjustments to accounts receivable shall be the same as the percentage for allowances in respect of chargebacks, bad debts and adjustments to accounts receivable used in such unaudited balance sheet as of September 30, 1996.

         "ACTUAL WORKING CAPITAL AMOUNT" means the difference between (a) the amount of Total Current Assets set forth on the Actual Closing Date Working Capital Statement and (b) the amount of Total Current Liabilities set forth on the Actual Closing Date Working Capital Statement.

         "AFFILIATE" means as to any Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person.

         "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law.

         "AGREEMENT" has the meaning set forth in the preface hereof.

         "ALLOCABLE PERCENTAGE" means, with respect to any Stockholder, the percentage set forth next to such Stockholder's name on EXHIBIT A hereto.

         "ASSETS" has the meaning set forth in Section 3.05 hereof.

         "BASKET" has the meaning set forth in Section 7.04(a) hereof.

         "BUSINESS DAY" means a day other than Saturday, Sunday and any other day on which commercial banks in Boston, Massachusetts are authorized or required to close.

         "BUYER" has the meaning set forth in the preface hereof.

         "BUYER INDEMNITEES" has the meaning set forth in Section 7.01 hereof.

         "CAP" has the meaning set forth in Section 7.04(a) hereof.

         "CASH PURCHASE PRICE" means $30,000,000.

         "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.01(b) hereof.

         "CLOSING" has the meaning set forth in Section 2.03 hereof.

         "CLOSING DATE" has the meaning set forth in Section 2.03 hereof.

         "CODE" means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

         "COMMON SHARES" has the meaning set forth in Section 3.04(b) hereof.

         "COMMON STOCK" has the meaning set forth in Section 3.04(b) hereof.

         "COMPANY" has the meaning set forth in the preface hereof.

         "COMPANY INDEMNITEES" has the meaning set forth in Section 7.02 hereof.

         "CRA" has the meaning set forth in the preface hereof.

         "DAMAGES" has the meaning set forth in Section 7.01 hereof.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.01 hereof.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.01(b) hereof.

         "EMPLOYEE BENEFIT PLAN" means (a) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) contributed to, maintained or sponsored by the Company, and (b) each other retirement, savings, deferred compensation, severance, stock, performance, bonus, cafeteria, incentive, vacation or holiday pay, travel, fringe benefit, disability, life or other insurance, or other employee benefit plan or arrangement contributed to, maintained or sponsored by the Company.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AMOUNT" means $554,728.

         "ESTIMATED CLOSING DATE WORKING CAPITAL STATEMENT" means a statement delivered at the Closing setting forth the Company's good faith estimate of the Company's Total Current Assets and Total Current Liabilities as of the Closing Date, which statement shall be prepared in a manner consistent with the preparation of the Company's unaudited balance sheet as of September 30, 1996; PROVIDED, HOWEVER, that the percentage for allowances in respect of chargebacks, bad debts and adjustments to accounts receivable shall be the same as the percentage for allowances in respect of chargebacks, bad debts and adjustments to accounts receivable used in such unaudited balance sheet as of September 30, 1996.

         "EXERCISE PRICE" means, with respect to an Option, the price per share of Common Stock the applicable Optionholder must pay to the Company upon exercise of such Option.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.06 hereof.

         "GAAP" means United States generally accepted accounting principles as in effect for the period for which it is referred to herein.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereof.

         "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "INDEBTEDNESS FOR MONEY BORROWED" means indebtedness incurred by the Company for borrowed money but does not include accounts payable or other accruals in the ordinary course of business.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 7.05(a) hereof.

         "INTELLECTUAL PROPERTY RIGHTS" means all of the following used by, owned by, issued to or licensed to the Company: (i) patents and patent applications, and any reissuances, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith; (iii) copyrights and copyrightable works; mask works; and registrations, applications and renewals for any of the foregoing; (iv) trade secrets; (v) computer software; and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium).

         "KNOWLEDGE" means (a) with respect to the Company, the actual knowledge of Roberto or Robert Patterson, and (b) with respect to the Buyer or CRA, the actual knowledge of any of Donald J. Larson, John McCarthy or Joseph F. Pesce.

         "LIEN" means any mortgage, pledge, lien, charge, security interest, adverse claim, option, right, restriction on transfer or other encumbrance of any nature.

         "MATERIAL ADVERSE EFFECT" means (a) when used in Article III hereof, a material adverse effect on the operations, assets, liabilities or condition (financial or otherwise) of the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement and (b) when used in
Article IV hereof, a material adverse effect on the ability of a Stockholder or Optionholder to consummate the transactions contemplated by this Agreement.

         "MERGER" has the meaning set forth in Section 2.01(a) hereof.

         "OBJECTION PERIOD" has the meaning set forth in Section 2.08(b).

         "OPTION" means the option to acquire shares of Common Stock granted to an Optionholder pursuant to such Optionholder's Option Agreement.

         "OPTION AGREEMENTS" means (a) the Time Accelerated Stock Option Agreement dated December 29, 1994 between the Company and Roberto, and (b) the Stock Option Agreements between the Company and each of Robert Patterson, John Bonkoske, Renee Flaherty, John Ward, Richard Gabel, Lloyd Roberts, Brad Hansen, Ann Pope, Adele Hansen, Sharon Breon, Pat Wolfe, Vicki Cerva-Mousley, Charlie Ricevuto, Paul Glover and Stephen Coady entered into pursuant to the Company's 1995 Stock Option Plan.

         "OPTIONHOLDER" means each of Roberto, Robert Patterson, John Bonkoske, Renee Flaherty, John Ward, Richard Gabel, Lloyd Roberts, Brad Hansen, Ann Pope, Adele Hansen, Sharon Breon, Pat Wolfe, Vicki Cerva-Mousley, Charlie Ricevuto, Paul Glover and Stephen Coady, each in his or her capacity as an Optionholder.

         "OPTION SHARES" has the meaning set forth in Section 2.04(c)(ii) hereof.

         "PARTY" means any of CRA, the Buyer, the Company, the Stockholders or the Optionholders.

         "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PREFERRED SHARES" has the meaning set forth in Section 3.04(a) hereof.

         "PROCTOR" has the meaning set forth in the preface hereof.

         "PURCHASE PRICE DECREASE" has the meaning set forth in Section 2.08(a)(ii) hereof.

         "PURCHASE PRICE INCREASE" has the meaning set forth in Section 2.08(a)(i) hereof.

         "PURCHASE PRICE PER SHARE" means the quotient of (a) the sum of (i) the difference between (A) the Cash Purchase Price and (B) the sum of (1) the product of (x) $100 and (y) the number of Preferred Shares outstanding immediately prior to the Effective Time and (2) the Escrow Amount, and (ii) $81,444.50 divided by (b) 554,728.

         "ROBERTO" has the meaning set forth in the preface hereof.

         "SELLING PERCENTAGE" means, with respect to any Stockholder or Optionholder, the percentage set forth next to such Stockholder's or Optionholder's name on EXHIBIT B hereto.

         "SEPTEMBER FINANCIALS" means the unaudited balance sheet of the Company as of September 30, 1996 and the unaudited statements of operations, stockholders' equity (deficiency) and cash flows of the Company for the nine months then-ended.

         "SERIES A PREFERRED STOCK" has the meaning set forth in Section 3.04(a) hereof.

         "SHARES" means, collectively, the Preferred Shares and the Common
Shares.

         "SI-II" has the meaning set forth in the preface hereof.

         "STOCKHOLDER REPRESENTATIVE" has the meaning set forth in Article VIII hereof.

         "STOCKHOLDERS" has the meaning set forth in the preface hereof.

         "SUBSIDIARY" means any corporation or partnership of which securities or other ownership interests representing more than fifty percent of the ordinary voting power or more than fifty percent of the general partnership interests are owned, directly or indirectly, by the Company.

         "SURVIVING CORPORATION" has the meaning set forth in Section 2.01(a) hereof.

         "SV-II" has the meaning set forth in the preface hereof.

         "TAX" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, back-up withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing (whether disputed or not).

         "TAX RETURNS" means returns, declarations, reports, claims for refund, amended returns, information returns or other documents (including any related or supporting schedules, statements or information) filed or maintained or required to be filed or maintained in connection with (a) the determination, assessment or collection of Taxes of any party or (b) the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "THALASINOS" has the meaning set forth in the preface hereof.

         "TOTAL CURRENT ASSETS" means cash and cash equivalents, accounts receivable (net of reserves), and prepaid expenses (including prepaid Income Taxes) (but not including the current portion of the deferred Tax asset).

         "TOTAL CURRENT LIABILITIES" means accounts payable, and wages and vacation payable (but not including the current portion of Taxes payable).

         "TRANSFER TAXES" has the meaning set forth in Section 9.10 hereof.

         "TRANSFER TAX RETURNS" has the meaning set forth in Section 9.10 hereof.


                                      ARTICLE II
                                      THE MERGER

         2.01.     The Merger.

         (a) THE MERGER. On the terms and subject to the conditions contained in this Agreement, the Buyer will merge with and into the Company (the "MERGER") with the Company being the surviving entity of the Merger (the "SURVIVING CORPORATION"). The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Company in order to carry out and effectuate the transactions contemplated by this Agreement.

         (b) EFFECTIVE TIME. The Merger shall become effective at the time (the "EFFECTIVE TIME") that the Buyer and the Company file a certificate of merger in the form attached hereto as EXHIBIT 2.01(B) (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware.

         2.02.     SURVIVING CORPORATION.

         (a) CERTIFICATE OF INCORPORATION. The Certificate of Merger shall amend and restate the certificate of incorporation of the Surviving Corporation in its entirety at and as of the Effective Time to read as did the certificate of incorporation of the Buyer immediately prior to the Effective Time.

         (b) BYLAWS. The bylaws of the Surviving Corporation shall be amended and restated in their entirety at and as of the Effective Time to read as did the bylaws of the Buyer immediately prior to the Effective Time.

         (c) DIRECTORS AND OFFICERS. The directors and officers of the Buyer shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

         2.03. THE CLOSING. The closing (the "CLOSING") of the transactions contemplated in this Agreement shall take place at the offices of Hutchins, Wheeler & Dittmar, at 101 Federal Street, Boston, Massachusetts, commencing at 10:00 a.m., local time on October 28, 1996 (the "CLOSING DATE").

         2.04. CONVERSION OF COMMON STOCK AND PREFERRED STOCK; OPTIONS; TREASURY STOCK.

         (a) COMMON STOCK. At and as of the Effective Time, each outstanding share of Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, and become exchangeable for, cash in the amount of the Purchase Price Per Share. After the Effective Time, no share of Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.04(a) and Section 2.08.

         (b) PREFERRED STOCK. At and as of the Effective Time, each outstanding share of Series A Preferred Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, and become exchangeable for, cash in the amount of One Hundred Dollars ($100) per share. After the Effective Time, no share of Series A Preferred Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.04(b).

         (c) OPTIONS. Notwithstanding any provision to the contrary contained in the Option Agreements, the Company, the Stockholders and the Optionholders agree that, in consideration of the transactions contemplated by this Agreement, immediately prior to the Effective Time, each Option shall become fully vested and immediately exercisable, without any further action on the part of the Company or the Optionholders. At and as of the Effective Time, each Optionholder shall be entitled to receive, in respect of his Option, an amount in cash equal to the product of (i) the Purchase Price Per Share LESS the Exercise Price for such Option and (ii) the number of shares of Common Stock issuable upon exercise of such Optionholder's Option (after giving effect to the first sentence of this Section 2.04(c)) (the "OPTION SHARES"). The Surviving

Corporation shall withhold all withholding Taxes applicable to said payments. After the Effective Time, no Option shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.04(c) and Section 2.08.

         (d) TREASURY STOCK. Notwithstanding any provision of this Agreement to the contrary, each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

         2.05. DELIVERIES BY THE COMPANY TO THE BUYER. At the Closing, the Company shall deliver or cause to be delivered to the Buyer the following:

         (a) certificates executed by the Secretary of the Company certifying as to resolutions of the board of directors of the Company and the Stockholders authorizing the execution, delivery and consummation of the transactions contemplated by this Agreement;

         (b) a certificate of the Secretary of the Company certifying as to the incumbency of the officers of the Company and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Company;

         (c) a certificate, dated within three Business Days of the Closing Date, of the Secretary of State of the State of Delaware establishing that the Company is in existence and otherwise is in good standing to transact business in its state of incorporation;

         (d) certificates, dated within twenty days of the Closing Date, of the Secretaries of State of the states in which the Company is qualified to do business, to the effect that the Company is qualified to do business and is in good standing as a foreign corporation in each of such states;

         (e) an opinion, dated as of the Closing Date, from Kirkland & Ellis, special counsel to the Company, in a form reasonably acceptable to CRA and its counsel;

         (f) the Estimated Closing Date Working Capital Statement (which shall be prepared in good faith by the Company); and

         (g) a general mutual release of claims between the Company and each of Thalasinos and Proctor.

         2.06. DELIVERIES BY CRA TO THE COMPANY. At the Closing, CRA shall deliver or cause to be delivered to the Company the following:

         (a) certificates executed by the Secretary of each of the Buyer and CRA, certifying as to resolutions of the boards of directors of the Buyer and CRA (on its own behalf and as sole stockholder of the Buyer), as the case may be, authorizing the execution, delivery and consummation of this Agreement;

         (b) a certificate of the Secretary of each of the Buyer and CRA certifying as to the incumbency of the officers of the Buyer or CRA, as applicable, and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Buyer or CRA, as applicable;

         (c) a certificate, dated within three Business Days of the Closing Date, of the Secretary of State of the State of Delaware establishing that the Buyer is in existence and otherwise is in good standing to transact business in its state of incorporation; and

         (d) an opinion, dated as of the Closing Date, from Hutchins, Wheeler & Dittmar, a Professional Corporation, counsel to CRA and the Buyer, in a form reasonably acceptable to the Company and its special counsel.

         2.07.     ACTIONS OF THE SURVIVING CORPORATION.

         (a) CERTIFICATE OF MERGER. At the Closing, the Buyer and the Company will file with the Secretary of State of the State of Delaware the Certificate of Merger.

         (b) PAYMENT OF CASH PURCHASE PRICE. At the Effective Time, the Surviving Corporation shall deliver the cash payments due to each of (i) the Stockholders pursuant to Sections 2.04(a) and (b) by wire transfer of immediately available funds to an account designated by such Stockholder and
(ii) the Optionholders pursuant to Section 2.04(c) by wire transfer of immediately available funds to an account designated by such Optionholder or, within three Business Days of the Closing Date, by check of the Surviving Corporation, such means of payment being determined by CRA in its sole discretion.

         (c) ESCROW. On the Closing Date, the Escrow Amount shall be delivered by the Surviving Corporation, on behalf of the Stockholders and the Optionholders, by wire transfer of immediately available funds to an account designated by the Stockholder Representative, to be held by the Stockholder Representative as escrow agent under an Escrow Agreement dated as of the Closing Date among the Stockholder Representative, as escrow agent, and the Stockholders and the Optionholders.

         (d) CANCELLATION OF CERTIFICATES AND OPTION AGREEMENTS. In addition, at the Effective Time, the Company shall deliver or cause to be delivered certificates evidencing the Shares and the Option Agreements to the Surviving Corporation for cancellation.

         2.08.     ADJUSTMENT OF CASH PURCHASE PRICE.

         (a) As promptly as practicable, but in any event within thirty (30) calendar days following the Closing Date, the Surviving Corporation shall deliver to the Stockholder Representative the Actual Closing Date Working Capital Statement. The Cash Purchase Price shall be adjusted based on the Actual Working Capital Amount shown on the Actual Closing Date Working Capital Statement, as follows:

              (i) if the Actual Working Capital Amount is in excess of $500,000, the Cash Purchase Price shall be increased by such excess (the "PURCHASE PRICE INCREASE"), and within three (3) Business Days after the later of the expiration of the Objection Period and the date upon which any disputes are resolved as provided in clause (b) of this Section 2.08, such Purchase Price Increase shall be paid in cash to the Stockholder Representative by the Surviving Corporation for distribution among the Stockholders and Optionholders in accordance with their respective Selling Percentage; provided, however, that the maximum amount of such Purchase Price Increase shall be the amount of cash and cash equivalents of the Company on October 28, 1995 less $50,000; or

              (ii) if the Actual Working Capital Amount is less than $500,000, the Cash Purchase Price shall be reduced by the amount by which such actual Working Capital Amount is less than $500,000 (the "PURCHASE PRICE DECREASE"), and within three (3) Business Days after the later of the expiration of the Objection Period and the date upon which any disputes are resolved as provided in clause (b) of this Section 2.08, such Purchase Price Decrease shall be paid in cash to CRA by the Stockholder Representative from the Escrow Amount on behalf of the Stockholders and the Optionholders as provided in the Escrow Agreement; PROVIDED that if the Purchase Price Decrease exceeds the Escrow Amount, such excess shall be payable by the Stockholders and the Optionholders in accordance with their respective Selling Percentage. In the event there is a Purchase Price Decrease pursuant to this Section 2.08 and CRA is not paid from the Escrow Amount, the Stockholder Representative shall be personally liable to CRA (which liability shall not be duplicative of its obligations pursuant to the immediately preceding sentence) for such Purchase Price Decrease; PROVIDED that the Stockholder Representative shall only be liable, pursuant to its obligations under this sentence, for an amount equal to the lesser of (x) such Purchase Price Decrease and (y) the Escrow Amount.

         (b) The Stockholder Representative shall have thirty (30) Business Days after delivery by the Surviving Corporation of the Actual Closing Date Working Capital Statement (the "OBJECTION PERIOD") to object to any item or items shown on the Actual Closing Date Working Capital Statement. During the Objection Period, the Stockholder Representative shall have access to, and shall be entitled to receive copies of, all work papers of the Surviving Corporation which were used in the preparation of the Actual Closing Date Working Capital Statement. If the Stockholder Representative does not object during the Objection Period, the Actual Closing Date Working Capital Statement received by the Stockholder Representative shall be conclusive and binding on the parties hereto and may not be challenged by any of them in any forum. If the Stockholder Representative does object during the Objection Period, and thereafter the Stockholder Representative and the Surviving Corporation are unable to resolve such dispute with respect to the Actual Closing Date Working Capital Statement within thirty (30) Business Days after delivery by the Stockholder Representative of its objections, the matter or matters in dispute shall be submitted to such firm of Accountants as the Surviving Corporation and the Stockholders Representative may agree. If they cannot so agree, the Surviving Corporation shall select one such firm and the Stockholder Representative shall select another, and the two Accountants so chosen shall select a third firm of Accountants to which such dispute shall be submitted.
The Accountant chosen, whether by agreement of the Surviving Corporation and the Stockholder Representative or by their respective Accountants, shall be limited to determining a value for those items on the Actual Closing Date Working Capital Statement that are disputed by the Surviving Corporation and the Stockholder Representative in accordance with this
Section 2.08(b) and are not resolved by agreement between the Surviving Corporation and the Stockholder Representative. The decision of such Accountant shall be conclusive and binding upon the Surviving Corporation and the Stockholder Representative and may not be challenged by either of them in any forum, and the fees and costs therefor shall be borne equally by the Surviving Corporation, on the one hand, and the Stockholders and the Optionholders, on the other hand (in accordance with their respective Selling Percentage).


                                     ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Buyer and CRA as follows:

         3.01.     ORGANIZATION.   The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware.
Section 3.01 of the disclosure schedule attached hereto (the "DISCLOSURE SCHEDULE") sets forth a list of all jurisdictions in which the Company is qualified to do business, as well as complete and correct copies of the certificate of incorporation of the Company and the bylaws of the Company, in each case with all amendments thereto. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership, use or occupancy of its assets or the conduct of its business requires such qualification, EXCEPT where the failure to be so licensed, qualified or in good standing would not be reasonably likely to have a Material Adverse Effect.

         3.02. AUTHORIZATION OF TRANSACTION. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Company and the Stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions. No Stockholder has perfected his or its appraisal rights under the Delaware General Corporation Law with respect to the Merger.

         3.03. NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Company is subject, (b) violate any provision of the certificate of incorporation or bylaws of the Company, or (c) except as set forth in Section 3.03(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement which is required to be disclosed under Section 3.09 or 3.10 of this Agreement. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Company to consummate the transactions contemplated by this Agreement, EXCEPT (i) for filings under the HSR

 Act, which filings have already been made and with respect to which all applicable writing periods have expired or been terminated, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) as listed in Section 3.03 of the Disclosure Schedule.

         3.04.     OWNERSHIP OF STOCK.      The authorized capital stock of the
Company consists of (a) 78,000 shares of Series A Preferred Stock, par value $.001 per share (the "SERIES A PREFERRED STOCK"), all of which were issued and outstanding prior to the redemption of a certain portion of such shares immediately prior to the Effective Time (the "PREFERRED SHARES"), and (b) 1,500,000 shares of Common Stock, par value $.001 per share (the "COMMON STOCK"), of which only 500,000 shares are issued and outstanding (the "COMMON SHARES"). Except for Options representing 54,728 Option Shares, at the Effective Time, there will be no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings or arrangements relating to the issuance, sale or transfer of any Series A Preferred Stock or Common Stock. The Shares are fully paid, nonassessable and free of preemptive rights.

         3.05. TITLE TO TANGIBLE ASSETS. The Company has good title to, or a valid leasehold interest in, the material tangible assets it uses regularly in the conduct of its business as presently conducted (the "ASSETS"). The Assets that are owned by the Company are free and clear of Liens, other than the Liens set forth in Section 3.05 of the Disclosure Schedule.

         3.06. FINANCIAL STATEMENTS. Section 3.06 of the Disclosure Schedule sets forth the following financial statements (collectively the "FINANCIAL STATEMENTS"): (a) the audited balance sheets of the Company as of December 31, 1995 and 1994, respectively, and the audited statements of operations, stockholders' equity (deficiency) and cash flows of the Company for the fiscal years ended December 31, 1995 and 1994, respectively, and (b) the September Financials. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods; PROVIDED, HOWEVER, that the September Financials are subject to normal year-end adjustments and lack footnotes. Immediately prior to the Effective Time, the Company will have no Indebtedness for Money Borrowed.

         3.07. LEGAL COMPLIANCE. Except as set forth in Section 3.07 of the Disclosure Schedule, the Company is in material compliance with all applicable laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof).

         3.08.     TAX MATTERS.

         (a) Except as set forth in Section 3.08(a) of the Disclosure Schedule, the Company has filed all Income Tax Returns that it was required to file. All such Income Tax Returns are complete and correct in all material respects. All Income Taxes owed by the Company, whether or not reflected on said Income Tax Returns, have been paid.

         (b) Section 3.08(b) of the Disclosure Schedule sets forth all Income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1992, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Company has made available to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1992.

         (c) Except as set forth in Section 3.08(c) of the Disclosure Schedule, since June 30, 1992, the Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment, deficiency or liability.

         (d) The Company is not a party to any Income Tax allocation or sharing agreement.

         (e) Since June 30, 1992, the Company has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return.

         (f) To the best knowledge of the Company, no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (g) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (h) No officer or director (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which a Tax Return has been filed. There is no dispute or claim concerning any Tax liability of the Company whether (i) claimed or raised by any authority in writing, or (ii) as to which any of the officers and directors (and any employee responsible for tax matters) of the Company have knowledge based upon personal contact with any agent of such authority.

         (i) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

         (j) The Company has not made any payments, and is not a party to any agreement that, under any circumstances, could obligate it to make any payment that will not be deductible under Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

         (k) The Company has disclosed on its Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

         (l) The Company has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

         (m)  The Company has properly made all required adjustments under
Section 481 of the Code (or any comparable provisions of state, local or foreign law) by reason of a change in accounting method.

         (n) During the period commencing on or about April 23, 1991 and ending on December 28, 1994, the Company was an S Corporation within the meaning of Subtitle A, Chapter 1, Subchapter S of the Code for federal Income Tax purposes.

         (o) The Company has not been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         3.09.     REAL PROPERTY.  The Company owns no real property.  Section
3.09 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Company leases or subleases, and any Lien on the Company's leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term. Except as set forth on Section 3.09 of the Disclosure Schedule, to the Knowledge of the Company, there is no material violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, city planning or similar matters) relating to any real property leased or subleased by the Company. The Company is not, and to the Knowledge of the Company, no other party to any lease referenced in Section 3.09 of the Disclosure Schedule, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company, or to the Company's Knowledge, by any other party, under any lease listed in Section 3.09 of the Disclosure Schedule.

         3.10. CONTRACTS. Section 3.10 of the Disclosure Schedule sets forth all written contracts and other written agreements (other than leases or subleases of real property) and all legally binding oral agreements to which the Company is a party or by which it is subject, the performance of which will involve consideration in excess of $100,000 per annum and each written contract or other written agreement and each legally binding oral agreement regarding the provision of consulting services to the Company under which the Company will pay consideration in excess of $50,000 per annum. Except as otherwise provided in
Section 3.10 of the Disclosure Schedule, the Company has made available to the Buyer a correct and complete copy of each written contract or other written agreement (as amended to date) set forth in Section 3.10 of the Disclosure Schedule. Each contract or agreement listed in Section 3.10 of the Disclosure
Schedule is a legal, valid, binding, and enforceable obligation of the Company, and in full force and effect. The Company is not, and to the Company's Knowledge, except as set forth in Section 3.10 of the Disclosure Schedule, no other party thereto is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company, or to the Company's Knowledge, by any other party, under any contract or agreement listed in Section 3.10 of the Disclosure Schedule.

         3.11. LITIGATION. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no claims, actions, suits, arbitrations, proceedings or investigations pending (or, to the Company's Knowledge threatened) against the Company which, if adversely determined, would be reasonably likely to result in payments by the Company in excess of $50,000 in the aggregate for all such claims, actions, suits, arbitrations, proceedings or investigations, or $10,000 in the case of any individual claim, action, suit, arbitration, proceeding or investigation, and there are no outstanding court orders, court decrees, court stipulations or settlement agreements to which the Company is a party.

         3.12.     EMPLOYEE BENEFITS.

         (a) Section 3.12(a) of the Disclosure Schedule lists or describes each Employee Benefit Plan.

         (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code.

         (c) The Company does not maintain, contribute to, or have any liability or contingent liability with respect to (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, or (ii) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

         (d) Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to the Knowledge of the Company, nothing has occurred which could cause the loss of such qualification.

         (e) The Company has made available to the Buyer current, correct and complete copies of the plan documents and summary plan descriptions and all amendments thereto (or to the extent no such copy exists, an accurate written description thereof), the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all written trust agreements, insurance contracts and other funding agreements which implement or are related to each Employee Benefit Plan.

         (f) No actions, suits or claims (other than routine claims for benefits made in the ordinary course of plan administration) are pending with respect to any Employee Benefit Plan, or, to the Knowledge of the Company, threatened, and no facts or circumstances exist which could give rise to any such actions, suits or claims. Neither the Company nor, to the Knowledge of the Company, any other Person has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, or breached any fiduciary responsibility, which could subject the Company, its officers or directors to any Taxes, penalties or other liabilities under Section 4975 of the Code or Sections 409 or 502 of ERISA. To the Knowledge of the Company, the Employee Benefit Plans are not, and have not been, the subject of any investigation, examination or audit by the Internal Revenue Service, the United States Department of Labor or any other governmental agency as to which the Company has received written notice.

         (g) Except as required by applicable law, the Company is under no obligation or liability to provide (i) medical benefits (including through insurance) to retirees or former employees, officers or directors of the Company, or their respective dependents, or (ii) life insurance or other death benefits (including through insurance) to retired or former employees, officers or directors of the Company, or their respective dependents.

         (h) No Employee Benefit Plan is (or at any time was) funded through a "welfare benefit fund" (as defined in Section 479(a) of the Code). With respect to any insurance policy that provides or has provided funding for benefits under any Employee Benefit Plan, (i) there will be no liability of the Company in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability as of the Closing Date, and
(ii) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding.

         3.13.     INTELLECTUAL PROPERTY.

         (a) Section 3.13(a) of the Disclosure Schedule sets forth a list that is complete and correct in all material respects of (i) all patented or registered Intellectual Property Rights and pending applications for registrations of Intellectual Property Rights owned or filed by or on behalf of the Company and (ii) all material Intellectual Property Rights that are owned or licensed by the Company regarding the information contained in the Company's database.

         (b)  Except as set forth in Section 3.13(b) of the Disclosure
Schedule, (i) the Company owns and possesses all right, title and interest in and to, or has valid and enforceable license to use, the Intellectual Property Rights necessary for the operation of the Company's business as currently conducted, free and clear of all Liens; (ii) since June 30, 1992, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made in writing which is currently outstanding and, to the Company's Knowledge, no such claim has been threatened;
(iii) since June 30, 1992, the Company has not received any written (or to the Company's Knowledge unwritten) notices of any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights; and (v) to the Company's Knowledge, the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties.

         3.14.     SUBSIDIARIES.  The Company has no Subsidiaries.

         3.15. INSURANCE. Section 3.15 of the Disclosure Schedule sets forth all insurance policies in effect as of the date of this Agreement covering general property and liability, auto, crime, errors and omissions, umbrella and workmen's compensation for the Company.

         3.16.     AFFILIATED TRANSACTIONS.  Except as set forth in Section
3.16 of the Disclosure Schedule, neither the Company nor any of its officers, directors or Stockholders has a material direct or indirect interest in any Person which has a material business relationship or arrangement with the Company. Schedule 3.16 lists all material transactions between the Company and its officers, directors or Stockholders during the period commencing January 1, 1994 and ending on the date hereof other than transactions in the ordinary course regarding the compensation of officers for services rendered, reimbursement of expenses or the payment of directors fees.

         3.17. BROKERS' FEES. Except for fees owed to Robertson, Stephens & Company LLC for which the Stockholders and Optionholders are liable pursuant to Section 9.12 hereof, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.18. UNDISCLOSED LIABILITIES. Except for those liabilities that have arisen in the ordinary course of business after December 31, 1995, the Company does not have any liability, contingent or otherwise, which is not reflected in or reserved against in the Financial Statements that would materially and adversely affect the Company's condition (financial or otherwise).

         3.19. SUBSEQUENT EVENTS. Since December 31, 1995 there has not been any material adverse change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company. Except for the transactions contemplated by this Agreement or as disclosed in Section 3.19 of the Disclosure Schedule, since September 30, 1996, the Company has conducted its operations in the ordinary course consistent with past practices and has not:

              (i) incurred any Indebtedness for Money Borrowed or guaranteed any debts, obligations or liabilities, absolute, accrued or contingent, and whether due or to become due;

              (ii) paid any obligation or liability other than in the ordinary course of business and consistent with past practice, or discharged or satisfied any Liens other than those securing current liabilities in the ordinary course of business and consistent with past practice;

              (iii) declared or made any direct or indirect payment, set aside, or distribution to stockholders, or directly or indirectly purchased, acquired or redeemed any of its shares of its capital stock or other securities, or obligated itself to do so;

              (iv) mortgaged, pledged or subjected to Lien any of its property or assets (tangible or intangible, real, personal or mixed), EXCEPT in the ordinary course of business and consistent with past practice;

              (v) sold, leased, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), EXCEPT in transactions in the ordinary course of business and consistent with past practice;

              (vi) canceled or compromised any debt or claim, or waived or released any right of material value, EXCEPT in the ordinary course of business and consistent with past practice;

              (vii) suffered any material physical damage, destruction or loss (whether or not covered by insurance);

              (viii) entered into any transaction other than in the ordinary course of business;

              (ix) encountered any material labor disputes or labor union organizing activities with respect to its employees;

              (x) issued or sold any shares of capital stock or other securities or granted any options, warrants or other purchase rights with respect thereto;

              (xi) made any acquisition of any material assets or made any single capital expenditure or commitment in excess of $50,000 for additions to property or equipment;

              (xii) made any change in any Employee Benefit Plan which would be reasonably likely to increase the cost of maintaining such Employee Benefit Plan by the Company in excess of $50,000 in the aggregate for all such Employee Benefit Plans, or $10,000 in the case of an individual Employee Benefit Plan;

              (xiii) increased the compensation payable, or to become payable, to any of its employees or directors, or made any bonus payment or similar arrangement with any employees or directors or increased the scope or nature of any fringe benefits provided for its employees or directors; or

              (xiv) agreed, whether in writing or otherwise, to do any of the foregoing other than pursuant hereto.

         3.20. DISCLOSURE. The representations and warranties contained in this Article III and in the Disclosure Schedule taken as a whole do not, to the Knowledge of the Company, contain any untrue statement of a material fact or omit to state any fact necessary in order to make the statements contained in this Article III not misleading in any material respect.


                                      ARTICLE IV
       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE OPTIONHOLDERS

         Each of the Stockholders and the Optionholders hereby severally (and not jointly) represents and warrants, as to himself, herself or itself only, as follows:

         4.01. ORGANIZATION OF CERTAIN STOCKHOLDERS. With respect to SV-II and SI-II, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         4.02. AUTHORIZATION OF TRANSACTION. Such Stockholder or Optionholder has full power and authority to execute and deliver this Agreement and to perform such Stockholder's or Optionholder's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder or Optionholder, enforceable against such Stockholder or
Optionholder in accordance with its terms and conditions.   Such Stockholder has
not perfected his or its appraisal rights under the Delaware General Corporation Law with respect to the Merger.

         4.03. NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement by such Stockholder or Optionholder, nor the performance by such Stockholder or Optionholder of his or its obligations hereunder, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Stockholder or Optionholder is subject, EXCEPT where the violation would not be reasonably likely to have a Material Adverse Effect, (b) with respect to SV-II and SI-II, violate any provision of their organizational documents, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Stockholder or Optionholder is a party or by which such Stockholder or Optionholder is bound or to which any of such Stockholder's or Optionholder's assets are subject (or result in the imposition of any Lien on any of his or its assets), EXCEPT where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not be reasonably likely to have a Material Adverse Effect.

         4.04.     OWNERSHIP OF STOCK AND OPTIONS.

         (a) The Shares owned by such Stockholder are free and clear of all Liens, other than Liens in favor of the Company and other Liens that will be terminated prior to the Effective Time, and the restrictions imposed by federal and state securities laws.

         (b) The Option owned by such Optionholder is free and clear of all Liens, other than the restrictions imposed by the applicable Option Agreement or by federal and state securities laws.


                                      ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CRA

         The Buyer and CRA each hereby jointly and severally represent and warrant to the Company and the Stockholders as follows:

         5.01. ORGANIZATION. Each of the Buyer and CRA is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         5.02. AUTHORIZATION OF TRANSACTION. Each of the Buyer and CRA has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of each of the Buyer and CRA (both for itself and as the sole stockholder of the Buyer) have duly authorized the execution, delivery and performance of this Agreement by the Buyer and CRA, as applicable. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and CRA, enforceable against each of the Buyer and CRA in accordance with its terms and conditions.

         5.03. NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or court to which either the Buyer or CRA is subject, (b) violate any provision of the certificate of incorporation or bylaws of either the Buyer or CRA, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or CRA is a party or by which either are bound or to which any of their assets are subject. Neither the Buyer nor CRA is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for either the Buyer or CRA to consummate the transactions contemplated by this Agreement, EXCEPT for filings under the HSR Act, which filings have already been made and with respect to which all applicable waiting periods have expired or been terminated, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

         5.04. LITIGATION. No claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal is pending or, to the Buyer's and CRA's Knowledge, is threatened, which seeks to delay, prevent, adversely affect or restrict the consummation of the transactions contemplated hereby.

         5.05. INVESTMENT. CRA is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, or in violation of any applicable state securities laws.

         5.06. BROKERS' FEES. Neither CRA, the Buyer nor any Affiliate or representative of CRA or the Buyer has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.


                                      ARTICLE VI
                                      COVENANTS

         6.01.     TAX MATTERS.

         (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.

Buyer shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative to the extent that any requested changes to the Tax Returns are consistent with the past practice of the Company or have substantial authority within the meaning of Section 6662 of the Code. The Stockholder Representative shall have not more than thirty (30) days following its receipt of a draft Income Tax Return for the taxable year ending on the Closing Date to review and make comments thereon. The Stockholder Representative shall have the right to approve, in its sole discretion, the filing of any amended return for any Tax period ending on or prior to the Closing Date for which the Company does not have a legal obligation to file. Notwithstanding Section 7.01 of this Agreement, the Stockholders shall have no indemnification obligation for any Tax Return filed in violation of the preceding sentence. The Stockholders shall advance funds to the Buyer for Taxes of the Company, if any, with respect to such periods, to the extent that such Taxes were not paid on or before the Closing Date, within fifteen (15) days after notice by the Buyer or the Company stating the amount of such Taxes and the date on which such Taxes are due; PROVIDED HOWEVER that no Stockholder shall be required to pay more than his, her or its Allocable Percentage of such Taxes.

         (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Income Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are requested by the Stockholder Representative. The Stockholders shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods, to the extent that such Taxes were not paid on or before the Closing Date, an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date; PROVIDED HOWEVER that no Stockholder shall be required to pay more than his, her or its Allocable Percentage of such payments. For purposes of this Section 6.01(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

         (c) REFUNDS. Any refunds of Income Taxes (including any interest thereon) received by or credited to the Company attributable to periods ending on or prior to the Closing Date, or attributable to periods which include the Closing Date with respect to which the Stockholders are obligated to indemnify the Buyer pursuant to Section 6.01(b), shall be for the benefit of the Stockholders, and the Buyer shall use its reasonable best efforts to obtain such refunds and shall cause the Company to pay over to the Stockholder Representative any refunds immediately upon receipt thereof, which refunds shall be distributed by the Stockholder Representative to the Stockholders in accordance with their Allocable Percentage. In addition, if the Income Taxes with respect to the pre-Closing portion of any period that begins before and ends after the Closing Date are less than the payments made (or deemed made) by the Company on or before the Closing Date, the Buyer shall cause the Company to pay to the Stockholder Representative the excess of such payments over such Income Taxes immediately upon the Company's receiving the benefit of such excess payments through a reduction in any Tax payment required to by made by the Company after the Closing, which excess shall be distributed by the Stockholder Representative to the Stockholders in accordance with their Allocable Percentage.

         (d) COOPERATION ON CERTAIN TAX MATTERS. The Buyer, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.01 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. CRA and the Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Parties so request, CRA and the Buyer shall allow the other Parties to take possession of such books and records.

         (e) COOPERATION REGARDING GOVERNMENTAL CERTIFICATES. The Buyer and the Stockholders agree, upon written request from the other, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (f) COOPERATION REGARDING REPORTING OBLIGATIONS. The Buyer and the Stockholders further agree, upon written request from the other, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code.

         6.02. FURTHER ASSURANCES. From time to time after the Closing Date, without further consideration, the Parties will execute and deliver such documents and take such actions as any Party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

         6.03. BOOKS AND RECORDS; PERSONNEL. Until the later of (a) January 15, 2000 and (b) the date on which any and all claims by the Buyer for indemnification have been finally resolved, CRA shall cause the Company to provide to any Stockholder or Optionholder for any purpose relating to such Stockholder's or Optionholder's ownership of any securities of the Company or such Stockholder's rights or obligations under Article VII hereof, access to the books and records of the Company upon reasonable advance written notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such Stockholder or Optionholder to make such extracts and copies thereof as may be necessary; PROVIDED, HOWEVER CRA shall cause the Company to provide any Stockholder such access and rights for any purpose relating to a claim for indemnification in connection with Section 3.08 hereof until the later of (x) September 30, 2001 and (y) the date on which any and all claims by the Buyer with respect thereto have been finally resolved.

         6.04. WAIVER OF APPRAISAL RIGHTS. Each of the Stockholders hereby waives his or its rights under the Delaware General Corporation Law to an appraisal of the fair value of his or its Common Shares.

         6.05. EMPLOYEE BONUSES. Consistent with the past practice of the Company, the Surviving Corporation shall (a) pay employee bonuses included in the calculation of the Actual Working Capital Amount (the accrual of which as of the Closing Date equaled approximately $334,434) and (b) make additional accrual for such bonuses (other than in the case of Roberto) from the Closing Date through December 31, 1996; provided, however, the Surviving Corporation shall not include in the determination of any employee bonuses any costs, expenses or other charges which may occur in connection with the transactions contemplated by this Agreement, including without limitation, the payment of any and all bonuses to employees of the Company on or about the Effective Time.

         6.06. ESTIMATED CLOSING DATE WORKING CAPITAL STATEMENT. The Estimated Closing Date Working Capital Statement, to be delivered by the Company to the Buyer pursuant to Section 2.05 hereof, shall include not less than $50,000 in cash.


                                     ARTICLE VII
                                   INDEMNIFICATION

         7.01. INDEMNIFICATION BY THE STOCKHOLDERS AND OPTIONHOLDERS. Subject to the limitations set forth in this ARTICLE VII, the Stockholders agree to indemnify, defend and hold the Buyer and its respective officers, directors, agents and Affiliates (collectively, the "BUYER INDEMNITEES"), harmless from and in respect of any and all losses, damages, costs, fines, penalties and reasonable fees and expenses (including, without limitation, reasonable attorney's fees but excluding any consequential damages or lost profits) (collectively,"DAMAGES") that any of them actually incurs arising out of or due to (a) the inaccuracy of any representation or the breach of any warranty made by the Company or the Stockholders in this Agreement, or (b) the breach of any covenant, undertaking or agreement of the Company or the Stockholders contained in this Agreement. Subject to the limitations set forth in this ARTICLE VII, the Optionholders agree to indemnify, defend and hold the Buyer Indemnitees harmless from and in respect of any and all Damages that any of them actually incurs arising out of or due to (x) the inaccuracy of any representation or the breach of any warranty made by the Optionholders in this Agreement, or (y) the breach of any covenant, undertaking or agreement of the Optionholders contained in this Agreement.

         7.02. INDEMNIFICATION BY THE BUYER AND CRA. Subject to the limitations set forth in this ARTICLE VII, the Buyer and CRA agree to indemnify, defend and hold the Stockholders and Optionholders, and, to the extent applicable, their respective officers, directors, agents and Affiliates (collectively, the "COMPANY INDEMNITEES"), harmless from and in respect of any and all Damages that they actually incur arising out of or due to (a) the inaccuracy of any representation or the breach of any warranty made by the Buyer or CRA in this Agreement, or (b) the breach of any covenant, undertaking or agreement of the Buyer or CRA contained in this Agreement.

         7.03. SURVIVAL. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing; PROVIDED HOWEVER, that notwithstanding anything to the contrary contained herein the representations, warranties and covenants of the Company, the Stockholders or the Optionholders contained in this Agreement (other than their indemnification obligations under this Article VII) shall expire in their entirety on the first anniversary of the Closing Date EXCEPT that (a) the representations and warranties contained in Sections 3.04, 3.17, and 5.06 shall survive indefinitely and not expire and (b) the representations and warranties contained in Section 3.08 and the covenants contained in Sections 6.01 and 6.03 shall survive until, and expire in their entirety on, April 15, 2000 (PROVIDED, HOWEVER, the representation and warranty set forth in Section 3.08(a) shall survive until September 30, 2001 with respect to the Company's taxable year ended December 31, 1994); and PROVIDED, HOWEVER, that such representations, warranties and covenants (including the indemnification obligations under this ARTICLE VII) shall survive beyond such date with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given prior to such date in accordance with Section 7.05 hereof.

         7.04.     LIMITATIONS ON INDEMNITY CLAIMS.

         (a) Anything to the contrary contained herein notwithstanding, the Buyer Indemnitees shall not be entitled to recover from the Stockholders or the Optionholders pursuant to Section 7.01 hereof unless and until the total of all Damages entitled to indemnification pursuant to Section 7.01 exceeds $300,000 (the "BASKET"), and once all such Damages have exceeded the Basket, the Buyer Indemnitees shall be entitled to recover from the Stockholders or the Optionholders the amount by which all such Damages exceed the Basket; PROVIDED, HOWEVER, that the foregoing shall not apply to claims made as a result of inaccuracies in or breaches of representations or warranties contained in
Section 3.04, the last sentence of Section 3.06, and Sections 3.08, 3.17 and
4.04 hereof or a breach of the covenants contained in Sections 2.08, 6.01 and
6.06.  In addition, notwithstanding any other provisions of this Agreement,
i) the Buyer Indemnitees shall not be entitled to recover from the Stockholders or the Optionholders pursuant to Section 7.01 hereof with respect to claims made as a result of an inaccuracy in or breach of representations and warranties contained in Section 3.18 hereof unless, and then only to the extent, each such claim is for Damages that are in excess of $10,000; (ii) the total combined liability of the Stockholders and the Optionholders in respect of all Damages entitled to indemnification pursuant to the terms of this Article VII shall be limited to $4,000,000 in the aggregate, including Damages in respect of breaches of Section 3.08 and 6.01 hereof, but excluding Damages in respect of breaches of
Section 6.06 hereof (the "CAP") EXCEPT that (A) the total combined liability of the Stockholders and Optionholders in respect of all Damages entitled to indemnification pursuant to the terms of this Article VII in respect of breaches of any representations, warranties and covenants contained in this Agreement (other than those contained in Sections 3.08, 6.01 and 6.06 hereof) shall be limited to $2,500,000 in the aggregate, and (B) with respect to claims made under this Article VII after the first anniversary of the Closing Date, the Cap shall be reduced to an amount equal to $4,000,000 minus the greater of (Y) $500,000 and (Z) the amount of outstanding claims for Damages (to the extent such claims for Damages are actually paid) (plus Damages previously paid) pursuant to the terms of this Article VII in respect of breaches of any representations, warranties and covenants contained in this Agreement other than those contained in Sections 3.08, 6.01 and 6.06 hereof; and (iii) the indemnification obligation of each Stockholder hereunder shall be several (and not joint) and, with respect to each claim for indemnification for which the Buyer Indemnitees are entitled to indemnification hereunder, shall be limited to such Stockholder's Allocable Percentage of the liability related to such claim. Notwithstanding any provision contained in this Agreement to the contrary, each Stockholder and Optionholder shall have sole liability in respect of breaches of his, her or its respective representations, warranties or covenants, which liability shall in all respects be several and not joint, and no other Stockholder or Optionholder shall have any liability of any nature whatsoever (whether under this Agreement, by law or otherwise) for the breaches of any representation, warranty or covenant of another Stockholder or Optionholder.

         (b) The amount of any Damages for which indemnification is provided under this ARTICLE VII shall be reduced by (i) any amounts recovered by the indemnified Party under insurance policies with respect to such Damages, and
(ii) any net Tax benefit realized by the indemnified Person arising from the incurrence or payment of any such Damages. In addition, the amount of Damages shall be increased by any Tax liabilities resulting from indemnification payments hereunder. In computing the amount of any Tax benefit, the indemnified Person shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any loss, deduction or credit arising from the incurrence or payment of any indemnified Damages. Any indemnification payment hereunder shall initially be made without regard to this Section 7.04(b) and shall be reduced to reflect any such net Tax benefit only after the indemnified Person has actually realized such benefit. For purposes of this Agreement, an indemnified Person shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified Person is reduced below the amount of Taxes that such indemnified Person would be required to pay but for the incurrence or payment of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form issued pursuant to the Code) with respect to the indemnified Person's liability for Taxes and payments between the Stockholders, on the one hand, and CRA and the Buyer, on the other hand, to reflect such adjustment shall be made if necessary.

         (c) If (and then only to the extent) permitted by applicable law, the Parties shall treat any payment of Damages under this Article VII as an adjustment to the Cash Purchase Price.

         (d) The indemnification provisions in this Article VII shall be the sole and exclusive remedy of the Parties for the breach of any representation, warranty or covenant contained in this Agreement.

         (e) Notwithstanding anything to the contrary contained herein, any claim for indemnification based upon any federal, state, local or foreign assessment, deficiency or liability with respect to the Company's taxable year ended October 28, 1996 shall be limited to the Taxes payable with respect to the taxable year ended October 28, 1996 and shall not include any claim for indemnification based upon the disallowance of the net operating loss generated in the Company's taxable year ended October 28, 1996 which was used by a Buyer Indemnitee in a taxable year ending after October 28, 1996.

         (f) Notwithstanding anything to the contrary in this Section 7.04, in determining Damages in respect of any claim involving Taxes, the Stockholders shall be permitted to carry back the net operating loss generated by the Company in its taxable year ended October 28, 1996, if any, in an amount not exceeding $300,000, to offset any increase in the Company's Income Tax liability for the Company's preceding taxable years to the extent permissible by law and such carryback will not cause the Stockholders to be liable for any claim for indemnification based upon any federal, state, local or foreign assessment, deficiency or liability for Income Taxes because of the reduction in the amount of the net operating loss generated in the Company in its taxable year ended October 28, 1996 resulting from the use by a Buyer Indemnitee in a taxable year ending after October 28, 1996.

         7.05.     NOTICE AND OPPORTUNITY TO DEFEND.

         (a) If there occurs an event which a Buyer Indemnitee or a Company Indemnitee asserts is an indemnifiable event pursuant to Section 7.01 or
7.02 hereof, the Buyer, on behalf of such Buyer Indemnitee, or the Stockholder Representative, on behalf of such Company Indemnitee, shall notify the other Party or Parties obligated to provide indemnification (the "INDEMNIFYING PARTY") promptly upon its determination to seek indemnification.

         (b) If there occurs an event which a Buyer Indemnitee or a Company Indemnitee asserts is an indemnifiable event pursuant to Section 7.01 or 7.02, as applicable, which involves any claim or the commencement of any claim, action or proceeding by a third person, the Buyer, on behalf of such Buyer Indemnitee, or the Stockholder Representative, on behalf of such Company Indemnitee, will give the Indemnifying Parties prompt written notice of such claim or the commencement of such action or proceeding. In case any such action shall be brought against any Party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and may elect, within fifteen (15) days of receiving such notice, to assume the defense thereof, with counsel reasonably satisfactory to such Party seeking indemnification and, after notice from the Indemnifying Party to such Party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Party seeking indemnification hereunder for any legal expenses of a Person entitled to indemnification hereunder or any other expenses subsequently incurred by such Person in connection with the defense thereof. The Party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. No settlement shall be effected by the Indemnifying Party without the written consent of the Party seeking indemnification (which consent shall not be unreasonably withheld) unless, in connection with such settlement, the Party seeking indemnification is fully and unconditionally released from such asserted liability (without any liability for payment) and the settlement involves only the payment of money. No settlement shall be effected by a Party seeking indemnification without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.


                                     ARTICLE VIII
                              STOCKHOLDER REPRESENTATIVE

         Each of the Stockholders and Optionholders hereby appoints SV-II as his, her or its true and lawful representative (the "STOCKHOLDER REPRESENTATIVE") to take such actions on behalf of the Stockholders and Optionholders as are authorized by this Agreement and as otherwise may be necessary following the Closing to more effectively consummate the transactions contemplated by this Agreement. The Stockholder Representative is authorized, in the name and on behalf of each Stockholder and Optionholder in his, her or its capacity as such, to (i) execute and deliver, and accept delivery of such amendments as may be deemed by the Stockholder Representative in its sole discretion to be appropriate to amend this Agreement or any other agreement contemplated hereby, (ii) execute and deliver, and accept delivery of such notices, agreements, instruments and other documents as may be deemed by the Stockholder Representative, in its sole discretion, to be appropriate under this Agreement, (iii) dispute or refrain from disputing any claim made by the Stockholders and Optionholders under this Agreement and the agreements contemplated hereby, (iv) negotiate or compromise any dispute which may arise under and exercise or refrain from exercising remedies available under, and make any determination under, this Agreement and the agreements contemplated hereby, and sign any releases or other documents with respect to such dispute or remedy,
(v) waive any condition contained in this Agreement and the agreements contemplated hereby, (vi) give any and all consents under this Agreement and the agreements contemplated hereby and (vii) give such instructions and do such other things and refrain from doing such other things as such Stockholder Representative shall deem appropriate to carry out the provisions of this Agreement and the agreements contemplated hereby. Each of the Stockholders and Optionholders shall be bound by all notices received and agreements and determinations made and documents executed and delivered by the Stockholder Representative under this Agreement and the agreements contemplated hereby. The Parties hereto acknowledge and agree that the Stockholder Representative shall have no liability for acting in its capacity as such, except for such liabilities arising out of its gross negligence or willful misconduct. Each of the Stockholders and Optionholders hereby agrees to indemnify and hold the Stockholder Representative harmless from any claims, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of or relating to its actions as Stockholder Representative hereunder, other than any such claims, liabilities, costs and expenses finally determined by a court of competent jurisdiction to have arisen out of such Stockholder Representative's gross negligence or willful misconduct; PROVIDED, HOWEVER, that no Stockholder or

Optionholder shall be liable for more than his, her or its Selling Percentage of such claims, liabilities, costs and expenses.


                                      ARTICLE IX
                                    MISCELLANEOUS

         9.01. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.02. ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Disclosure Schedule and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         9.03. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party's rights, interest or obligations hereunder without the prior written approval of each other Party; PROVIDED, HOWEVER, that CRA and the Buyer may assign (i) their rights hereunder to secure obligations owed to CRA's secured lenders and (ii) the right to receive the proceeds only (and no other related rights) of any claim for indemnification made by CRA or the Buyer under Article VII hereof, in each case without obtaining the prior written approval of any other Party hereto.

         9.04. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.05. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.06. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by a reputable and recognized overnight delivery service (E.G. Federal Express, etc.), against receipt thereof, by facsimile against a confirmed receipt therefor or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

         If to either the Buyer or CRA:

              CRA Managed Care, Inc.
              312 Union Wharf
              Boston, MA 02109
              (617) 367-8519 (facsimile)
              (617) 367-2163 (telephone)
              Attention:     Mr. Donald J. Larson
                             President and CEO

         in each case, with a copy to:

              Hutchins, Wheeler & Dittmar
              101 Federal Street
              Boston, MA 02210
              (617) 951-1295 (facsimile)
              (617) 951-6677 (telephone)
              Attention:     James Westra, Esquire

         If to the Company:

              care of Summit Ventures II, L.P.
              600 Atlantic Avenue, Suite 2800
              Boston, Massachusetts  02210-2227
              (617) 824-1100 (facsimile)
              (617) 824-1000 (telephone)
              Attention:     Mr. Martin Mannion

         in each case, with a copy to:

              Kirkland & Ellis
              655 Fifteenth Street, N.W., Suite 1200
              Washington, D.C.  20005
              (202) 879-5200 (facsimile)
              (202) 879-5054 (telephone)
              Attention:     Richard L. Perkal, Esquire

         If to the Stockholders or the Optionholders:

              To the address specified with respect to such Person on the signature pages hereto.

         in each case, with a copy to

              Kirkland & Ellis
              655 Fifteenth Street, N.W., Suite 1200
              Washington, D.C.  20005
              (202) 879-5200 (facsimile)
              (202) 879-5054 (telephone)
              Attention:     Richard L. Perkal, Esquire

or to such other address as any Party hereto may, from time to time, designate in a written notice given in like manner. Any notice given in accordance with the requirements of this Section 9.06 shall be deemed to have been received when delivered in person or via facsimile against receipt thereof, five Business Days after deposit in the U.S. mail against receipt thereof, and one Business Day after deposit with a reputable express overnight courier service against receipt therefor.

         9.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         9.08. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.09. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         9.10. CERTAIN TAXES. The Buyer shall be responsible for all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) ("TRANSFER TAXES") incurred in connection with this Agreement and for the expenses of filing all necessary Tax Returns and other documentation ("TRANSFER TAX RETURNS") with respect to all such Transfer Taxes. Transfer Tax Returns shall be filed and Transfer Taxes shall be paid when due by the Party normally required by law to file such returns and pay such taxes. If required by applicable law, the Parties will and will cause their Affiliates to, join in the execution of any such Transfer Tax Returns. Within fifteen (15) days after the payment of any Transfer Taxes or the filing of any Transfer Tax Returns by the Stockholders, the Buyer shall reimburse the Stockholders for all such Transfer Taxes and for the Stockholders' expenses in connection with the filing of any such Transfer Tax Returns.

         9.11. CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation.

         9.12. EXPENSES. The Buyer and CRA shall pay all of their expenses arising in connection with the transactions contemplated hereby. The Stockholders and the Optionholders shall pay all of their respective expenses, and their Allocable Percentage of all of the expenses of the Company, that arise in connection with the transactions contemplated hereby; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company from paying all or part of such expenses.

         9.13. GENDER, NUMBER. The masculine gender shall include the feminine, the feminine the masculine, the neuter the masculine and the feminine, the singular the plural and the plural the singular whenever the context or sense of this Agreement may require, as if such words had been fully and properly written in the required number and gender.


                                    [END OF PAGE]
                               [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above written.

                                       PAI ACQUISITION CORP.


                                    By: /s/  Donald J. Larson
                                        ---------------------------------------
                                            Name: Donald J. Larson


                                       CRA MANAGED CARE, INC.


                                    By: /s/  Donald J. Larson
                                        ----------------------------------------
                                        Name: Donald J. Larson
                                        Title: President


                                       PROMPT ASSOCIATES, INC.


                                    By: /s/  James T. Roberto
                                        ----------------------------------------
                                        Name:     James T. Roberto
                                        Title:    Chief Executive Officer


                                        /s/  James T. Roberto
                                        ----------------------------------------
                                                  James T. Roberto
                                        Address:  4 Joann Circle
                                                  Westport, CT  06880


                                        /s/  Michael P. Thalasinos
                                        ----------------------------------------
                                                  Michael P. Thalasinos
                                        Address:  604 Graham Drive
                                                  Coppell, TX  75019


                                        /s/  Richard D. Proctor
                                        ----------------------------------------
                                                  Richard D. Proctor
                                        Address:  c/o Ron Schneider
                                                  Great American Mortgage
                                                  650 East 4500 South, #340
                                                  Salt Lake City, UT  84107

         [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                    SUMMIT VENTURES II, L.P.


                                    By:  Summit Partners II, L.P.
                                         General Partner

                                    By:  Stamps, Woodsum & Co. II
                                          General Partner


                                    By: /s/ Martin Mannion
                                        ----------------------------------------
                                                      General Partner


                                    SUMMIT INVESTORS II, L.P.


                                    By: /s/ Martin Mannion
                                        ----------------------------------------
                                                      General Partner


                                        /s/  Robert Patterson
                                        ----------------------------------------
                                                   Robert Patterson
                                        Address:   2174 E. Willow Brook Way
                                                   Sandy, UT  84092

                                        /s/  John Bonkoske
                                        ----------------------------------------
                                                   John Bonkoske
                                        Address:   316 North Grant Street
                                                   Hinsdale, IL  60521

                                        /s/  Renee Flaherty
                                        ----------------------------------------
                                                   Renee Flaherty
                                        Address:   11606 Old Annapolis Road
                                                   Frederick, MD  21701

                                        /s/  John Ward
                                        ----------------------------------------
                                                   John Ward
                                        Address:   1481 N. Willow Valley Drive
                                                   Centerville, UT  84041

                                        /s/  Richard Gabel
                                        ----------------------------------------
                                                   Richard Gabel
                                        Address:   P.O. Box 3083
                                                   Ogden, UT  84409

                                        /s/  Lloyd Roberts
                                        ----------------------------------------
                                                   Lloyd Roberts
                                        Address:   1504 Mayfair Drive
                                                   Mesquite, TX  75149

                                        /s/  Brad Hansen
                                        ----------------------------------------
                                                   Brad Hansen
                                        Address:   4977 S. Huntington Road
                                                   Salt Lake City, UT  84118

                                        /s/  Ann Pope
                                        ----------------------------------------
                                                   Ann Pope
                                        Address:   6757 S. Buckthorn Circle
                                                   West Jordan, CT  84084

                                        /s/  Adele Hansen
                                        ----------------------------------------
                                                   Adele Hansen
                                        Address:   155 North 600 East
                                                   Bountiful, UT  84010

                                        /s/  Sharon Breon
                                        ----------------------------------------
                                                   Sharon Breon
                                        Address:   674 North 1250 West
                                                   Clearfield, UT  84015

                                        /s/  Pat Wolfe
                                        ----------------------------------------
                                                   Pat Wolfe
                                        Address:   16576 Ivy Lane
                                                   Rogers, AR  72756

                                        /s/  Vicki Cerva-Mousley
                                        ----------------------------------------
                                                   Vicki Cerva-Mousley
                                        Address:   1617 West Cloverdale
                                                   Appleton, WI  54914

                                        /s/  Charles Ricevuto
                                        ----------------------------------------
                                                   Charles Ricevuto
                                        Address:   103 Woodward Court
                                                   Neptune, NJ  07753

                                        /s/  Paul Glover
                                        ----------------------------------------
                                                   Paul Glover
                                        Address:   15 Green Ridge Lane
                                                   West Hartford, CT  06107

                                        /s/  Stephen Coady
                                        ----------------------------------------
                                                   Stephen Coady
                                        Address:   15 Morningside Drive
                                                   West Granby, CT  06090-0312

















                   [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]